UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 4, 2026 (March 2, 2026)

Alnylam Pharmaceuticals, Inc.
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Delaware	001-36407	77-0602661
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 West Kendall Street, Henri A. Termeer Square Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 551-8200

Not applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value per share	ALNY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934(§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective March 2, 2026 (the “Grant Date”), the Board of Directors (the “Board”) of Alnylam Pharmaceuticals, Inc. (“Alnylam” or the “Company”) granted, following the recommendation of the People, Culture and Compensation Committee (the “Committee”), a special equity award (the “Special Award”) under the Company’s Second Amended and Restated 2018 Stock Incentive Plan (the “2018 Plan”) to Yvonne Greenstreet, M.D., M.B.A., the Company’s Chief Executive Officer.
Leading Alnylam Through the Next Phase of Growth
Under Dr. Greenstreet’s leadership as Chief Executive Officer, Alnylam has produced stockholder return of nearly 100%, launched AMVUTTRA in multiple indications, including the landmark approval in 2025 for TTR cardiomyopathy, and developed a high-yielding clinical pipeline with over 25 programs in active clinical development, including three recently initiated Phase 3 clinical trials. The Company also met or exceeded all of its announced “Alnylam P5x25” goals for the five-year period ending in 2025, including achieving profitability in 2025.
In granting the Special Award, the Board recognized the importance of Dr. Greenstreet to the Company’s continued success, including the vital role she will play as the Company endeavors to achieve its new set of five-year aspirational goals, “Alnylam 2030.” The Board views the Special Award as a prudent tool to advance its objectives of retaining and incentivizing Dr. Greenstreet over the next several years and ensuring sustained leadership and stability as Alnylam embarks on its next phase of growth.
Aligning Incentives with Stockholders
The Special Award was granted concurrently with the Company’s March 2, 2026 grant of annual equity awards to Dr. Greenstreet and other executive officers under its existing long-term incentive program. The Special Award was designed by the Committee after thoughtful consideration of the Company’s business strategy, key value drivers and external market data, with the support of the Committee’s independent compensation consultant.
Terms of Special Award
The Special Award is fully performance-based and provides value only upon achievement of significant stock price appreciation through December 31, 2029 (the “Vesting Date”). Subject to earlier measurement on a change in control, the shares of the Company’s common stock (“Common Stock”) subject to the Special Award (the “Shares”) may be earned only if the highest average closing price of the Common Stock over a 30-consecutive-trading-day period (the “Future Average Stock Price”) in the six months immediately prior to the Vesting Date (the “Measurement Period”) meets or exceeds certain threshold prices. The baseline threshold price exceeds the all-time high trading price of the Common Stock as of the Grant Date.

The Special Award provides for a target number of 55,373 performance share units (“Target Shares”), which based on the $325.07 closing price of the Common Stock on the Grant Date, represents a face value of $18.0 million (i.e., the number of Target Shares multiplied by the closing price on the Grant Date). Between 50% and 200% of the Target Shares may vest if the Future Average Stock Price during the Measurement Period meets or exceeds the thresholds set forth below:

Future Average Stock Price during Measurement Period	Shares that will Vest on Vesting Date
$500	27,687 Shares (50% of Target Shares)
$600	55,373 Shares (100% of Target Shares)
$700	83,060 Shares (150% of Target Shares)
$800	110,746 Shares (200% of Target Shares)
Linear interpolation will be used for performance between the Future Average Stock Price thresholds. If the Future Average Stock Price does not reach $500 (the baseline threshold price) during the Measurement Period, the Special Award will be forfeited in full.
The Future Average Stock Price thresholds reflect increases of approximately 54%, 85%, 115% and 146%, respectively, over the closing price of the Common Stock on the NASDAQ Global Select Market on the Grant Date.
Treatment of Special Award upon Termination
Vesting of the Special Award is generally contingent on Dr. Greenstreet remaining an employee or consultant of the Company or a member of the Board through the Vesting Date. In the event of termination without Cause or resignation for Good Reason (each as defined in Dr. Greenstreet’s employment agreement), or upon death or disability, the Special Award will remain outstanding and vest, if at all, based on actual performance as of the Vesting Date. In the event of a change in control, the number of Shares earned, if any, will be determined by the transaction price, subject to continued service requirements. Voluntary termination or retirement prior to the Vesting Date will result in forfeiture of the Special Award.
Award Agreement
The Special Award was granted pursuant to the Company’s form of performance share award agreement under the 2018 Plan and is subject to the terms of the Company’s Policy for the Recovery of Erroneously Awarded Incentive-Based Compensation. A form of the award agreement will be filed with the U.S. Securities and Exchange Commission as an exhibit to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, and such form qualifies the foregoing description by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2026	ALNYLAM PHARMACEUTICALS, INC.

	By:	/s/ Jeffrey V. Poulton
Jeffrey V. Poulton
Executive Vice President, Chief Financial Officer